UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2008

ICU Medical, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 18, 2008, the Compensation Committee of the Board of Directors of ICU Medical, Inc. (the "Company") approved the payment of discretionary bonuses for the first half of the year, which amounted to 50% of the target bonus amounts, and the grant of stock options to purchase common stock to officers, as follows:

Officer                               Bonus Amount                    Option Amount

Alison D. Burcar                  $ 14,625                              10,000

Richard A. Costello              $ 18,750                              10,000

Scott E. Lamb                     $ 18,375                              10,000

George A. Lopez, M.D.        $125,000                              40,000

Steven C. Riggs                   $ 22,750                              10,000

The Compensation Committee concluded that the other 50% of the first half target bonuses would be paid at the end of the year if the Company meets all targets for the entire year. The stock options granted will vest after five years from the date of grant and will expire ten years from the date of grant. The exercise price of the stock options granted is $28.39 per share.

Item 8.01. Other Events.

On July 18, 2008, the Board of Directors of the Company authorized the Company to purchase up to $40 million of its common stock from time to time in the open market, subject to business and market conditions. This stock purchase program will take effect immediately.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

99.1     Press release, dated July 24, 2008, announcing ICU Medical Inc.'s institution of a new stock purchase program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICU Medical, Inc.
Date: July 24, 2008	/s/ SCOTT E. LAMB Scott E. Lamb Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number                Name of Exhibit

99.1                                 Press release, dated July 24, 2008, announcing ICU Medical Inc.'s institution of a new stock purchase program.